Exhibit 99.1
National Interstate Corporation Reports 2010 Third Quarter Earnings and Quarterly Dividend
•	Vanliner acquisition completed effective July 1, 2010 with successful ongoing integration

•	Gross premiums up +67.5% for the 2010 third quarter and +19.1% for the 2010 first nine months

•	Net income of $.46 per share for the 2010 third quarter and $1.40 year to date

•	Annualized ROE of 12.5% for the 2010 first nine months
Richfield, Ohio, November 2, 2010 — National Interstate Corporation (Nasdaq: NATL) today reported net income of $8.9 million ($.46 per share) for the 2010 third quarter and $27.1 million ($1.40 per share) for the 2010 first nine months. Gross premiums written of $116.5 million for the 2010 third quarter and $333.1 million for the 2010 first nine months increased 67.5% and 19.1%, respectively, compared to the same periods in 2009. Gross premiums written and to a lesser extent, net income, for 2010 reflect a favorable impact from the acquisition of Vanliner Insurance Company which closed effective July 1, 2010.
The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net after-tax earnings from operations, the change in the valuation allowance related to net capital losses and after-tax net realized gain from investments, all of which are non-GAAP financial measures. Also included in the table below is the estimated gain on bargain purchase of Vanliner, which has been recognized as a separate component of revenues for both the three and nine months ended September 30, 2010.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$7,670	$5,869	$23,406	$29,324
Change in valuation allowance related to net capital losses	—	1,792	810	2,397
After-tax net realized gain from investments	639	495	2,297	1,190
Gain on bargain purchase of Vanliner	635	—	635	—

Net income	$8,944	$8,156	$27,148	$32,911

Net after-tax earnings from operations per share, diluted	$0.40	$0.30	$1.21	$1.51
Change in valuation allowance related to net capital losses per share, diluted	—	0.09	0.04	0.13
After-tax net realized gain from investments per share, diluted	0.03	0.03	0.12	0.06
Gain on bargain purchase of Vanliner per share, diluted	0.03	—	0.03	—

Net income per share, diluted	$0.46	$0.42	$1.40	$1.70

Dave Michelson, President and Chief Executive Officer stated, “The Vanliner acquisition has met our expectations and then some. The transition has gone well and the business is performing as expected. We have quickly found ways to leverage the business including the introduction of a new group captive program in the 2010 fourth quarter for our moving and storage customers. The required accounting treatment of the purchase resulted in an estimated gain from the purchase of $.03 per share and variances in our 2010 third quarter underwriting expense ratio and loss and loss adjustment expense ratio. Although the components of operating earnings were impacted by the Vanliner results, the overall 2010 third quarter earnings from operations were not significantly affected.”
Earnings from Operations:
Net earnings from operations, comprised of underwriting income and recurring investment income, was $7.7 million for the 2010 third quarter, an increase of 30.7% compared to the 2009 third quarter. The net earnings variance was primarily due to increased investment income from the addition of the Vanliner portfolio and slightly higher underwriting earnings from the existing National Interstate business. The Company reported combined ratios of 95.1% for the 2010 third quarter compared to 92.8% for the 2009 third quarter.
Claims: The loss and loss adjustment expense (LAE) ratio for the 2010 third quarter of 76.2% was 8.0 percentage points higher than the 2009 third quarter. Vanliner added approximately 5.9 and 3.2 percentage points, respectively, to the loss and LAE ratio for the three and nine months ended September 30, 2010, primarily attributable to the runoff of acquired claims and unearned premium balances, which the Company anticipates will be less significant in future periods. The Company’s third quarter claims severity and frequency is often elevated based on seasonality associated with the risks it insures. During the 2010 third quarter, the Company experienced higher claims frequency related to its specialty personal lines products. In addition, claims severity associated with several trucking products in both the Alternative Risk Transfer (ART) and transportation components was elevated for the 2010 third quarter. During the 2010 third quarter, excluding Vanliner, the Company experienced favorable development from prior year claims of $2.5 million which reduced the loss and LAE ratio by 2.2 percentage points for the quarter which compares to $0.3 million unfavorable development in the 2009 third quarter.
Expenses: The underwriting expense ratio of 18.9% for the 2010 third quarter was approximately 3.0 percentage points better than expected due to the required purchase accounting treatment of certain assets and liabilities acquired in conjunction with the Vanliner acquisition, which the Company anticipates will be less significant in future periods, as well as the low underwriting expense structure associated with a large portion of the business which renews during the third quarter of each year. The Company’s niche products, including Vanliner, have varying commissions and other policy acquisition costs associated with them and as a result, the mix of business written in a particular quarter contributes to quarterly fluctuations in the underwriting expenses. Exclusive of Vanliner, the underwriting expense ratio was in the mid 20% range which is consistent with the historical run rate.
Investment Income: Net investment income for the 2010 third quarter of $6.4 million and for the 2010 first nine months of $16.4 million both increased compared to the same periods last year. The increase primarily resulted from the addition of the Vanliner portfolio at the beginning of the 2010 third quarter. Investment income, excluding the estimated impact from Vanliner for the 2010 periods, improved compared to 2009.
“Our business, excluding unusual items from Vanliner, is maintaining a combined ratio of approximately 90% for the first nine months of 2010. We anticipated a rise in the combined ratio for our existing business compared to last year because of unusually low claims severity in 2009 and the cumulative effect of low to mid single digit rate decreases in our traditional commercial products that have occurred over the past several years,” commented Mr. Michelson.
Deferred Income Tax Valuation Allowance:
In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010.
Realized Investment Gains:
The Company reported net realized gains from investments of $1.0 million for the 2010 third quarter which increased the year to date net realized gains to $3.5 million. The 2010 third quarter realized gains were primarily from security sales to generate funds related to the Vanliner acquisition. Net realized gains on investments for the 2010 and 2009 third quarters and first nine months were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(In thousands)
Other-than-temporary impairments	$(197)	$(1,275)	$(298)	$(2,508)
Net gain on sales and equity partnership	1,180	2,035	3,832	4,339

Net realized gains on investments	$983	$760	$3,534	$1,831

As of September 30, 2010, the fair value of the Company’s portfolio increased to $962.1 million reflecting the addition of the Vanliner holdings. Pre-tax net unrealized investment gains were $23.6 million at September 30, 2010. The Company continues to maintain a high quality and diversified portfolio after the acquisition with a similar asset allocation and approximately 93% of its holdings rated as investment grade. The fair value and unrealized gains (losses) by investment type were as follows:

	September 30, 2010
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$224,015	$4,300
Foreign government	$4,706	$(20)
State and local government	258,030	9,481
Mortgage backed securities	179,103	1,040
Corporate obligations	219,845	6,411
Preferred redeemable securities	12,477	50

Total fixed maturities	$898,176	$21,262

Perpetual preferred stock	1,389	80
Common stock	27,223	2,227

Total equity securities	$28,612	$2,307

Cash and short-term investments	$35,351	$—

Total	$962,139	$23,569

Gain on Bargain Purchase:
In conjunction with the completion of the acquisition, the Company recorded an estimated gain on bargain purchase of $0.03 per share, diluted, during the third quarter of 2010. As the purchase price of the acquisition was based on Vanliner’s tangible book value at June 30, 2010, the Company anticipated no goodwill would be recognized after recording the fair value of Vanliner’s assets acquired and liabilities assumed. Accordingly, the estimated fair value of net assets acquired was in excess of the total purchase consideration paid, due to the Company having to recognize intangible assets under purchase accounting, resulting in the estimated gain on bargain purchase. A gain on bargain purchase is a nontaxable transaction.
Gross Premiums Written:
The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,
	2010		2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$45,591	39.1%	$27,839	40.0%
Transportation	48,288	41.4%	18,837	27.1%
Specialty Personal Lines	14,794	12.7%	14,692	21.1%
Hawaii and Alaska	6,259	5.4%	6,319	9.1%
Other	1,597	1.4%	1,881	2.7%

Gross premiums written	$116,529	100.0%	$69,568	100.0%

	Nine Months Ended September 30,
	2010		2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$179,753	54.0%	$161,188	57.6%
Transportation	85,378	25.6%	51,147	18.3%
Specialty Personal Lines	49,467	14.9%	48,210	17.2%
Hawaii and Alaska	14,435	4.3%	14,958	5.4%
Other	4,026	1.2%	4,243	1.5%

Gross premiums written	$333,059	100.0%	$279,746	100.0%

Mr. Michelson said, “We continued to grow our business, which was up 67.5% in the 2010 third quarter compared to last year. The Vanliner acquisition was a significant factor, but in addition, our existing business grew approximately 27% for the 2010 third quarter and 9% for the 2010 first nine months. Although commercial market conditions remain competitive and the economic conditions continue to impact the risks that we insure, we have experienced overall growth. Stabilization relative to the exposure base for several of our commercial insureds, and new business and continued high customer retention at flat rates in our Alternative Risk Transfer component have contributed to this outcome.”
Alternative Risk Transfer (ART): The ART component was up 63.8% for the 2010 third quarter and 11.5% for the 2010 first nine months. Contributing to this growth was the continued near 100% renewal rate in group ART programs and the addition of new insureds to our existing programs. Because of common renewal dates and other timing factors, the first nine months’ growth provides a more realistic representation of the growth within this component.
Transportation: In the 2010 third quarter, the Company began reporting the Vanliner business in this component, which accounted for a significant portion of the increase when compared to the 2009 third quarter. Vanliner writes a larger portion of its business in the first and third quarters compared to other quarters of the year. The existing passenger and truck transportation business again grew in the 2010 third quarter, and for the 2010 first nine months was approximately 12% ahead of the same 2009 period. The Company continues to benefit from increased marketing efforts including expanded distribution sources, agency incentives, and emphasis on top-tier truck and passenger transportation accounts.
Hawaii and Alaska: Gross premiums written in this component were down slightly for both the quarter and year to date reflecting continued competitive market conditions.
Specialty Personal Lines: Gross premiums written in the specialty personal lines component were flat for the 2010 third quarter and up 2.6% for the 2010 first nine months compared to 2009. The net growth in this component slowed reflecting underwriting and pricing actions that began earlier in the year.
Summary Comments:
“We had a very solid 2010 third quarter from both a top and bottom line perspective. We grew our gross premiums organically and through the Vanliner acquisition, and earnings from underwriting and investments are in line with our expectations,” stated Mr. Michelson. “Considering seasonality of our business, top line growth is expected in the 2010 fourth quarter to a lesser extent than the 2010 third quarter and we expect to finish the year with an ROE in the mid-teens.”
Quarterly Dividend
The Company’s Board of Directors approved a quarterly dividend of $0.08 per share on October 29, 2010. The cash dividend will be payable on December 10, 2010 to shareholders of record of the Company’s common stock as of the close of business on November 26, 2010.
Earnings Conference Call
The Company will hold a conference call to discuss the 2010 third quarter results tomorrow, Wednesday, November 3, 2010 at 10:00 a.m. Eastern Daylight Saving Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 713-4211 and providing the confirmation code 81873514. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=P7HTCKTMA and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website

Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, including the execution of the integration of Vanliner; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. Products are offered through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. The Company’s insurance subsidiaries, including the two primary insurers, National Interstate Insurance Company and Vanliner Insurance Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating Data:
Gross premiums written	$116,529	$69,568	$333,059	$279,746

Net premiums written	$100,524	$58,984	$267,905	$219,871

Premiums earned	$111,866	$70,825	$251,280	$209,927
Net investment income	6,440	4,501	16,411	14,430
Net realized gains on investments (*)	983	760	3,534	1,831
Gain on bargain purchase	635	—	635	—
Other	1,030	879	2,824	2,627

Total revenues	120,954	76,965	274,684	228,815
Losses and loss adjustment expenses	85,204	48,286	174,340	127,052
Commissions and other underwriting expenses	18,433	15,189	48,004	43,565
Other operating and general expenses	3,799	3,085	11,421	9,580
Expense on amounts withheld	840	811	2,575	2,578
Interest expense	131	71	235	403

Total expenses	108,407	67,442	236,575	183,178

Income before income taxes	12,547	9,523	38,109	45,637
Provision for income taxes	3,603	1,367	10,961	12,726

Net income	$8,944	$8,156	$27,148	$32,911

Per Share Data:
Net income per common share, basic	$0.46	$0.42	$1.40	$1.71
Net income per common share, assuming dilution	$0.46	$0.42	$1.40	$1.70

Weighted average number of common shares outstanding, basic	19,344	19,301	19,338	19,301
Weighted average number of common shares outstanding, diluted	19,457	19,384	19,431	19,360

Cash dividend per common share	$0.08	$0.07	$0.24	$0.21

(*) Consists of the following:
Net realized gains before impairment losses	$1,180	$2,035	$3,832	$4,339

Total losses on securities with impairment charges	(197)	(1,275)	(197)	(5,522)
Non-credit portion in other comprehensive income	—	—	(101)	3,014

Net impairment charges recognized in earnings	(197)	(1,275)	(298)	(2,508)

Net realized gains on investments	$983	$760	$3,534	$1,831

GAAP Ratios:
Losses and loss adjustment expense ratio	76.2%	68.2%	69.4%	60.5%
Underwriting expense ratio	18.9%	24.6%	22.5%	24.1%

Combined ratio	95.1%	92.8%	91.9%	84.6%

Return on equity (a)			12.5%	18.4%
Average shareholders’ equity			$289,623	$237,992

			At September 30,	At December 31,
			2010	2009
Balance Sheet Data (GAAP):
Cash and investments			$962,139	$614,974
Reinsurance recoverable			209,438	149,949
Amounts refundable on estimated purchase price of Vanliner			5,894	—
Intangible assets			9,049	—
Total assets			1,497,858	955,753
Unpaid losses and loss adjustment expenses			786,794	417,260
Long-term debt			18,500	15,000
Total shareholders’ equity			$307,929	$271,317
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities			$294,108	$270,568
Book value per common share, basic (at period end)			$15.91	$14.06
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)			$15.19	$14.02
Common shares outstanding at period end (b)			19,356	19,302

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period.

(b)	Common shares outstanding at period end include all vested common shares. At September 30, 2010 and December 31, 2009 there were 88,500 and 91,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.